Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Equity Bancshares, Inc. of our report dated December 12, 2016 on the consolidated financial statements of Prairie State Bancshares, Inc. and its subsidiaries for the year ended December 31, 2015 and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Adams, Brown, Beran & Ball, Chtd.

Adams, Brown, Beran & Ball, Chtd.
Great Bend, Kansas
December 27, 2016